Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2013 THIRD QUARTER RESULTS

NEENAH, WISCONSIN, October 24, 2013 - Bemis Company, Inc. (NYSE-BMS) today reported third quarter 2013 diluted earnings of $0.52 per share on net sales of $1.3 billion. Excluding the effect of facility consolidation costs and the gain on sale of property detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings per share would have been $0.60 for the third quarter of 2013 consistent with the third quarter of 2012. Excluding the impact of currency, net sales for the quarter decreased by less than one percent compared to the third quarter of 2012.

“This quarter’s performance demonstrates the success of our strategy to improve sales mix and strengthen our return metrics,” said Henry Theisen, Bemis Company’s Chairman and Chief Executive Officer. “We improved our gross margin to the highest level since 2009. Our U.S. Packaging segment maintained its healthy 2013 operating margin in spite of lower unit sales volume and higher than expected costs related to the transition of production equipment from recently closed facilities. Excluding currency translation, our Global Packaging segment achieved a 20 percent increase in operating profit driven by improved price/mix in our Latin American operations and improved unit volumes in our European flexible packaging operations. Performance in our Pressure Sensitive Materials segment has stabilized at operating margin levels consistent with last year. Our adjusted guidance for 2013 reflects the negative impact of currency translation, the lack of anticipated sales growth in the second half of the year, and the higher production equipment transition costs that are expected to end during the fourth quarter.”

HIGHLIGHTS OF THE THIRD QUARTER OF 2013:

•
Adjusted diluted earnings per share of $0.60 was in line with the previous year and consistent with the management’s guidance for the quarter (See attached schedule, “Reconciliation of Non-GAAP Earnings Per Share.”)

•	Net sales decreased by 2.3 percent to $1.3 billion, reflecting the net benefit of improved price/mix over generally lower unit sales volumes, which was more than offset by the negative impact of currency translation and the reduction of certain low margin sales in conjunction with the facility consolidation program.

•	Gross profit as a percentage of net sales improved to 19.7 percent compared to 19.2 percent in the third quarter of 2012.

•	Cash flow from operations totaled $160 million, an 8.9 percent improvement from the third quarter of last year.

•	Bemis established a film extrusion platform in Asia with the acquisition of a China-based specialty film manufacturer on July 1, 2013.

•
Management established adjusted diluted earnings guidance for the fourth quarter of 2013 in the range of $0.50 to $0.56 per share, updating total year 2013 earnings guidance to the range of $2.24 to $2.30 per share.

ACQUISITION OF CHINA-BASED FILM PLATFORM
On July 1, 2013, Bemis acquired Foshan New Changsheng Plastics Films Co., LTD ("NCS"), a specialty film manufacturer located in Foshan, China. NCS is a supplier to Bemis' food packaging plant in Dongguan, China and other specialty film product customers. The acquisition is expected to be neutral to Bemis' earnings results for 2013. Incremental net sales from NCS are expected to be approximately $60 million annually, and the acquisition of this film platform is expected to provide cost and logistics benefits to support Bemis' broader Asia-Pacific growth strategy.

BUSINESS SEGMENT RESULTS
U.S. Packaging
For the third quarter of 2013, U.S. Packaging net sales of $750.7 million represented a decrease of 3.1 percent compared to the same period of 2012 primarily reflecting the impact of the sale of the Clysar plant during the second quarter of 2013. Since early 2012, Bemis' facility consolidation program has resulted in the closure of six U.S. Packaging segment manufacturing facilities. Most of the production at these facilities was relocated to the remaining manufacturing locations, while other low margin production was discontinued. Excluding the impact of production that was discontinued as part of the facility consolidation program, as well as the sale of the Clysar facility, net sales increased modestly during the third quarter reflecting an increase in price and mix substantially offset by lower unit sales volume compared to the third quarter of 2012.

U.S. Packaging segment operating profit for the third quarter of 2013 was $81.8 million, or 10.9 percent of net sales, compared to $96.0 million, or 12.4 percent of net sales, in 2012. Facility consolidation program costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit for 2013 would have been $97.6 million, or 13.0 percent of net sales, compared to $107.5 million, or 13.9 percent of net sales, in 2012. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) Operating profit during the third quarter of 2013 was negatively impacted by lower unit sales volume, partially offset by the benefit of a higher proportion of sales of value-added products. Facility consolidation related cost savings were substantially offset by higher than expected costs associated with the transition of production equipment from plants closed as part of the facility consolidation program to existing facilities. These transition activities are expected to be completed during the fourth quarter of 2013.

Global Packaging
For the third quarter of 2013, Global Packaging net sales of $370.8 million decreased 1.8 percent compared to the third quarter of 2012. The impact of currency translation reduced net sales by 5.7 percent compared to the previous year primarily reflecting the weaker Brazilian currency. The acquisition of NCS during the third quarter of 2013 increased net sales by 4.8 percent. In addition, production that was discontinued in conjunction with the facility consolidation reduced net sales by 3.0 percent. Excluding the impact of currency, acquisitions, and the facility consolidation program, net sales increased by approximately 2.1 percent driven primarily by improved price and mix.

Global Packaging segment operating profit for the third quarter was $28.3 million, or 7.6 percent of net sales, compared to $14.3 million, or 3.8 percent of net sales, for the same period in 2012. The net effect of currency translation decreased operating profit during the third quarter of 2013 by $2.2 million. Facility consolidation activities and acquisition-related integration costs negatively impacted results during the prior period. Excluding these items, segment adjusted operating profit would have been $25.3 million, or 6.7 percent of net sales, in 2012. Increased operating profit reflects the favorable impact of improved price/mix during the third quarter of 2013.

Pressure Sensitive Materials
Pressure Sensitive Materials net sales totaled $137.0 million for the third quarter, a 1.2 percent increase from the same period in 2012. Currency translation increased net sales by 1.7 percent during the period. Excluding the impact of currency, lower net sales reflected higher unit sales of technical products which were more than offset by lower unit sales of value-added graphic products.

Third quarter operating profit was $7.9 million, or 5.8 percent of net sales, compared to $7.7 million, or 5.7 percent of net sales, for the third quarter of 2012. Currency translation did not significantly impact operating profit for the third quarter.

2013 OUTLOOK
Commenting on the outlook for the fourth quarter, Theisen stated, “Our outlook for 2013 unit sales volume has been revised down modestly given the fact that we have not seen the volume uptick that we had expected in the second half of the year. In addition, profit is negatively impacted by weakness in the Brazilian currency and increased costs associated with mechanical and electrical issues encountered during the transition of production equipment from plants closed as part of the facility consolidation. We are investing in our value-added growth opportunities and executing our strategy to deliver value to our shareholders with improved performance and strong cash flow.”

Management expects adjusted diluted earnings per share for the fourth quarter of 2013 to be in the range of $0.50 to $0.56, revising guidance for the full year 2013 to a range of $2.24 to $2.30 per share. The effective income tax rate for the fourth quarter of 2013 is expected to be approximately 35 percent.

Management expects its total year 2013 cash provided by operating activities to total approximately $400 million, a decrease from the previous estimate reflecting the impact of production transition activities during the fourth quarter. Management also confirmed its guidance for capital expenditures in 2013 in the range of $130 million to $140 million.

FACILITY CONSOLIDATION PROGRAM
Bemis’ recent facility consolidation activities included the closure of nine manufacturing locations and was designed to improve efficiencies and reduce fixed costs. As of June 30, 2013, all nine locations were closed. The remaining consolidation activities, including the start-up of transferred production and relocated equipment, are expected to be completed during the fourth quarter of 2013. Once completed, this facility consolidation program is expected to save approximately $50 million in annualized costs.

During the third quarter of 2013, facility consolidation program related expenses of $15.8 million included fixed asset-related expenses in addition to an increase in the estimated multiemployer pension plan withdrawal liability related to two of the closed facilities.

CAPITAL STRUCTURE AND CASH FLOW
Net debt to adjusted EBITDA was 2.1 times at September 30, 2013, compared to 2.2 times at the end of the third quarter of 2012. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as last twelve months adjusted operating income plus depreciation and amortization.

Cash flow from operations of $160.0 million for the third quarter reflected $10.2 million of cash payments related to the facility consolidation program. Working capital levels improved by $38.9 million sequentially compared to the second quarter of 2013.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains on property for sale and divestitures and certain acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with mergers and acquisitions, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with production relocation, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2012.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2013 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2012 net sales of $5.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$1,258.5	$1,287.8	$3,810.6	$3,905.3
Cost of products sold	1,011.2	1,040.7	3,069.7	3,193.9
Gross profit	247.3	247.1	740.9	711.4

Operating expenses:
Selling, general and administrative expenses	127.1	128.4	389.8	381.6
Research and development	11.8	10.2	34.8	31.5
Facility consolidation and other costs	15.8	21.4	46.0	49.4
Other operating income	(3.0)	(2.8)	(7.7)	(12.3)

Operating income	95.6	89.9	278.0	261.2

Interest expense	17.0	17.0	50.6	54.8
Other non-operating income	(3.3)	(1.3)	(6.4)	(2.2)

Income before income taxes	81.9	74.2	233.8	208.6

Provision for income taxes	27.9	26.8	77.4	74.9

Net income	$54.0	$47.4	$156.4	$133.7

Basic earnings per share	$0.52	$0.46	$1.52	$1.28

Diluted earnings per share	$0.52	$0.45	$1.50	$1.27

Cash dividends paid per share	$0.26	$0.25	$0.78	$0.75

Weighted average shares outstanding (including participating securities):
Basic	103.0	104.2	103.1	104.3
Diluted	104.0	104.9	104.1	105.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$155.6	$114.1
Accounts receivable, net	654.8	645.2
Inventories	670.1	661.9
Prepaid expenses and other current assets	113.9	103.8
Total current assets	1,594.4	1,525.0

Property and equipment, net	1,287.6	1,351.3

Goodwill	1,057.3	1,034.3
Other intangible assets, net	196.0	201.2
Deferred charges and other assets	60.1	73.9
Total other long-term assets	1,313.4	1,309.4

TOTAL ASSETS	$4,195.4	$4,185.7

LIABILITIES

Current portion of long-term debt	$0.3	$0.3
Short-term borrowings	27.2	8.6
Accounts payable	393.2	382.1
Accrued salaries and wages	102.0	107.9
Accrued income and other taxes	37.8	34.3
Other current liabilities	104.0	109.8
Total current liabilities	664.5	643.0

Long-term debt, less current portion	1,422.4	1,417.6
Deferred taxes	260.4	198.3
Other liabilities and deferred credits	160.7	285.9

TOTAL LIABILITIES	2,508.0	2,544.8

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.9 and 127.2 shares, respectively)	12.8	12.7
Capital in excess of par value	546.3	545.4
Retained earnings	1,975.9	1,900.9
Accumulated other comprehensive loss	(106.8)	(112.9)
Common stock held in treasury (25.0 and 24.0 shares at cost, respectively)	(740.8)	(705.2)
TOTAL EQUITY	1,687.4	1,640.9

TOTAL LIABILITIES AND EQUITY	$4,195.4	$4,185.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net income	$156.4	$133.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143.5	157.2
Excess tax benefit from share-based payment arrangements	—	(0.3)
Share-based compensation	15.1	13.1
Deferred income taxes	13.9	(3.3)
Income of unconsolidated affiliated company	(2.5)	(2.1)
Loss on sale of property and equipment	0.4	0.2
Net facility consolidation and other costs	6.7	27.0
Gain on divestiture	(5.5)	—
Changes in working capital, excluding effect of acquisitions	(38.9)	(20.8)
Net change in deferred charges and credits	(26.7)	(14.5)

Net cash provided by operating activities	262.4	290.2

Cash flows from investing activities
Additions to property and equipment	(90.3)	(92.4)
Business acquisitions and adjustments, net of cash acquired	(56.3)	(19.1)
Proceeds from sale of property and equipment	10.7	4.0
Proceeds from divestiture	30.4	—

Net cash used in investing activities	(105.5)	(107.5)

Cash flows from financing activities
Repayment of long-term debt	—	(313.6)
Net borrowing of commercial paper	17.7	222.5
Net (repayment) borrowing of short-term debt	(2.4)	5.1
Cash dividends paid to shareholders	(80.8)	(78.3)
Common stock purchased for the treasury	(35.6)	—
Excess tax benefit from share-based payment arrangements	—	0.3
Stock incentive programs and related tax withholdings	(13.5)	(5.1)

Net cash used in financing activities	(114.6)	(169.1)

Effect of exchange rates on cash and cash equivalents	(0.8)	(0.1)

Net increase in cash and cash equivalents	41.5	13.5

Cash and cash equivalents balance at beginning of year	114.1	109.8

Cash and cash equivalents balance at end of period	$155.6	$123.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
U.S. Packaging
Operating profit before facility consolidation and other costs	$97.6	$107.5	$294.5	$287.3
Facility consolidation and other costs	(15.8)	(11.5)	(46.4)	(31.4)
Operating profit	81.8	96.0	248.1	255.9

Global Packaging
Operating profit before facility consolidation and other costs	28.3	24.2	81.2	76.5
Facility consolidation and other costs	—	(9.9)	0.4	(17.9)
Operating profit	28.3	14.3	81.6	58.6

Pressure Sensitive Materials
Operating profit	7.9	7.7	21.6	28.3

Segment operating profit	118.0	118.0	351.3	342.8

Corporate
General corporate expenses	(22.4)	(28.1)	(73.3)	(81.6)

Operating income	95.6	89.9	278.0	261.2

Interest expense	17.0	17.0	50.6	54.8

Other non-operating income	(3.3)	(1.3)	(6.4)	(2.2)

Income before income taxes	$81.9	$74.2	$233.8	$208.6

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
U.S. Packaging
Net sales	$750.7	$774.9	$2,277.6	$2,328.6

Operating profit as reported	$81.8	$96.0	$248.1	$255.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	15.8	11.5	46.4	31.4

Operating profit as adjusted	$97.6	$107.5	$294.5	$287.3

Operating profit as a percentage of net sales
As reported	10.9%	12.4%	10.9%	11.0%
As adjusted	13.0%	13.9%	12.9%	12.3%

Global Packaging
Net sales	$370.8	$377.5	$1,113.7	$1,154.1

Operating profit as reported	$28.3	$14.3	$81.6	$58.6

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	9.9	(0.4)	17.9
Acquisition-related integration costs (2)	—	1.1	(0.5)	4.6

Operating profit as adjusted	$28.3	$25.3	$80.7	$81.1

Operating profit as a percentage of net sales
As reported	7.6%	3.8%	7.3%	5.1%
As adjusted	7.6%	6.7%	7.2%	7.0%

Pressure Sensitive Materials
Net sales	$137.0	$135.4	$419.3	$422.6

Operating profit as reported	$7.9	$7.7	$21.6	$28.3

Operating profit as a percentage of net sales
As reported	5.8%	5.7%	5.2%	6.7%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Diluted earnings per share, as reported	$0.52	$0.45	$1.50	$1.27

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	0.10	0.14	0.29	0.32
Acquisition-related integration costs (2)	—	0.01	—	0.04
Gain on divestiture (3)	—	—	(0.03)	—
Gain on sale of land and building (4)	(0.02)	—	(0.02)	—

Diluted earnings per share, as adjusted	$0.60	$0.60	$1.74	$1.63

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)	Gain on divestiture relates to the sale of Clysar.

(4)	Gain on sale of land and building relates to final settlement associated with a property that was not part of our facility consolidation program.